                    EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT ( the “Agreement”) is made as of the 23rd day of January, 2006, between UIL Holdings Corporation, a Connecticut Corporation (the “Company”) and James P. Torgerson (the “Executive”),

WITNESSETH THAT

WHEREAS, the Company desires to employ the Executive as the President of the Company, and the Executive desires to be so employed by the Company;

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, and the services to be rendered to the Company pursuant hereto, the parties hereby agree as follows:

(1)  EMPLOYMENT; TERM

(a)  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, at the pleasure of the Board of Directors of UIL Holdings Corporation (the “ UIL Board”), all upon the terms and conditions set forth herein.

(b)  The term of this Agreement shall be for a period commencing on the date hereof and ending on December 31, 2007, unless this Agreement is earlier terminated as provided in Section 5 (the “Initial Term”). Unless the Company has provided the Executive with at least ninety (90) days prior written notice of its decision not to renew this Agreement after the Initial Term or any subsequent term, this Agreement shall be automatically renewed for a successive one (1) year term (the Initial Term and any renewal term being referred to as the “Term”). For purposes of this Agreement, a non-renewal at the election of the Company at the end of a Term shall not constitute a termination of employment without Cause, but shall be governed by the provisions of Section 6(d). In no event shall the Company give notice of a non-renewal from the time that an impending Change in Control (as hereinafter defined) is announced through the date of the consummation of such Change in Control.

(2) POSITION AND DUTIES

(a) The Executive shall be employed by the Company as its President, or in such other equivalent or higher position as the UIL Board may determine. The Executive shall:

(i) accept such employment and perform and discharge, faithfully, diligently and to the best of the Executive's abilities, the duties and obligations of the Executive's office and such other duties as may from time to time be assigned to the Executive by, or at the direction of, the UIL Board; and

(ii) devote substantially all of the Executive's working time and efforts to the business and affairs of the Company.

(b) Prior to a Change in Control, in the event that the Executive is named by the UIL Board to a position higher in rank or compensation than that applicable at the commencement of the Initial Term, nothing in this Agreement shall obligate the Company to continue such Executive in such higher position; and the Company shall not be deemed in “Breach” of the Agreement (as defined in Section 5(d)) for failure to continue the Executive in such higher position.

(3) PLACE OF PERFORMANCE

In his employment by the Company, the Executive shall be based within a fifty (50)-mile radius of the current executive offices of the Company in New Haven, Connecticut.

(4) COMPENSATION

(a) Base Salary. During the Initial Term of the Executive's employment hereunder, the Executive shall receive a base salary (“Base Salary”) at an annual rate of Five Hundred Twenty Five Thousand Dollars ($525,000.00), payable in accordance with the then customary payroll practices of the Company. The Executive's performance and Base Salary shall be reviewed by the UIL Board at least annually, and may be adjusted as a result of any such review, with the first adjustment scheduled to be effective as of April 1, 2007.

(b) Incentive Compensation. During the Term of the Executive’s employment hereunder, the Executive shall be eligible to be designated, by the Compensation and Executive Development Committee of the UIL Board (the “CEDC”), as a participant in each annual short-term incentive compensation program, and any long-term incentive program, maintained for management employees of the Company, with grants under such programs being made to the Executive at the same time as they are made with respect to other participating executives; provided, however, that entitlement to participation, and continued participation, in any long-term equity incentive program shall be conditioned upon the Executive fully complying with any stock ownership and retention guidelines from time to time established and promulgated by the UIL Board. Pursuant to such guidelines, the position of President requires that the Executive own a minimum of 30,000 shares of Company common stock by December 31, 2010, acquired ratably during 2006-2010.

(i) Initial Short-term Incentive. With respect to the Executive’s first year of participation in the Company’s short-term incentive plan, he will be provided with an opportunity to earn to a short-term incentive equal to 60% of his Base Salary for performance ‘at target’, and 90% of Base Salary (i.e., 150% of target) for ‘maximum’ performance, with the incentive payment being pro-rated for employment of less than a full calendar year during the performance period. Performance criteria for the short-term incentive award will be established by the CEDC in the 2006 annual incentive program during the first quarter of 2006. Short-term incentive compensation shall be calculated following the close of the calendar year in which such incentive is earned in accordance with the terms of the applicable plan, and shall be paid at the same time as such incentives are payable to other executives, but in no event later than March 15 of the year following the end of the calendar year to which such incentive relates.

(ii) Initial Long-term Incentive. As an initial long-term performance incentive, the Executive will be provided with an opportunity to earn a long-term incentive equal to 90% of Base Salary in 2006 for performance at ‘target’, and 135% of Base Salary (i.e., 150% of target) for ‘maximum performance’. Performance criteria for the long-term incentive award will be based on the 2006 financial goals established by the CEDC in the 2006 annual incentive program during the first quarter of 2006. The value of the Executive’s long-term performance award will be determined by the CEDC during the first two months of 2007, based on the attainment of such 2006 performance goals, and such value will be converted into shares of restricted stock, which will vest over a two-year period, with 50% vesting on December 31, 2007 and 50% vesting on December 31, 2008. All vested shares shall be paid by no later than March 15 of the year following the end of each vesting period. Any such shares of restricted stock that are unvested as of the Executive’s termination of employment shall be forfeited in the event that the Executive terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause.

During each year in the Term of the Agreement, the Executive shall also be entitled to an annual grant of restricted stock (awarded by the CEDC in the month of March each year) equal to that number of shares which results from dividing 15% of Base Salary (determined at the commencement of employment) by the fair market value of UIL stock on the date of the grant, but limited to no more than 2,000 shares per year. Each annual grant will vest ratably over a five (5) year period. All vested shares shall be paid by no later than March 15 of the year following the end of each vesting period. Any such shares of restricted stock that are unvested as of the Executive’s termination of employment shall be forfeited in the event that the Executive terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause.

For purposes of this Agreement, the Executive’s “Accrued Incentive Compensation” shall mean the amount of any annual short-term incentive compensation earned with respect to the calendar year ended prior to the Date of Termination (as defined in Section 5) but not yet paid as of the Executive’s Date of Termination.

The Executive’s “Stub-Period Incentive Compensation” shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which he terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the Company’s executive incentive compensation plan, calculated as if he had been employed by the Company on the last day of the year including his Date of Termination, and had achieved personal goals ‘at target’, but based on actual performance with respect to the achievement of UIL and Company financial goals (collectively referred to as “Company goals”), multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination (less any days prior to the commencement of employment in that year) and the denominator of which is 365. The UIL Board shall determine in its discretion the composition of the Executive’s scorecard, and what constitutes a ‘personal goal’ and ‘Company goal’; provided that in the event that the ‘gate’, if any, is not achieved with respect to Company goals, then no Stub-Period Incentive Compensation will be paid. Any Stub-Period Incentive Compensation payable upon termination of the Executive shall be paid in accordance with Section 6(d) of this Agreement.

(c) Change in Control Severance Plan. The Executive shall be designated by the UIL Board as an individual covered by the UIL Holdings Corporation Change in Control Severance Plan II of the Company (the “UIL CIC Plan II”), provided that the Executive’s CIC Plan II benefit shall be equal to three (3) times his then Base Salary, plus one year of continued employee benefit plan participation. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the UIL CIC Plan II. Nothing in this subsection, however, shall entitle the Executive to continued participation in such Plan should the UIL Board determine otherwise in accordance with the terms of that Plan.

(d) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment- related business expenses incurred by the Executive, in accordance with the policies and procedures established by the Company Board from time to time for all of the Company's executives, provided that the Executive properly accounts therefor.

(e) Benefit Programs. During the Term of the Executive's employment hereunder and to the extent he meets the applicable eligibility requirements, the Executive shall be entitled to participate in and receive benefits under all of the Company's employee benefit plans, programs and arrangements for its similarly situated executives on the same terms and conditions that apply to such executives, including, without limitation, any plan or program of an affiliated company in which the Company is a participating employer, but only for so long as the Company remains a participating employer. Notwithstanding the foregoing, the Executive shall not be entitled to participate in the UI Pension Plan, or in any supplemental executive retirement plan. Nothing in this Agreement shall require the Company to maintain a particular benefit plan or program, or preclude the Company from amending or terminating any such plans, programs or arrangements, including its participation therein, or eliminating, reducing or otherwise changing any benefit provided thereunder, so long as such change similarly affects all similarly situated employees of the Company and is in compliance with applicable law.

(f) Vacations and Holidays. The Executive shall be entitled to five (5) weeks of paid vacation in each calendar year, and shall also be entitled to all paid holidays afforded by the Company to its management employees, all in accordance with applicable Company policies.

(g) One-Time Equity Grant. In recognition of the forfeiture by the Executive of certain SERP and long-term incentive amounts resulting from termination of employment with his former employer, the Executive will be entitled to a one-time grant, made on or about January 30, 2006, of 10,000 shares of restricted stock, which will vest ratably over a five (5) year period, commencing with the date of the grant. All vested shares shall be paid by no later than

March 15 of the year following the end of each vesting period. Any such shares of restricted stock that are unvested as of the Executive’s termination of employment shall be forfeited in the event that the Executive terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause.

(h) Relocation Assistance. The Company will pay for the reasonable moving costs (2 estimates required), commissions and closing costs associated with the sale of the Executive’s principal residence in Indiana, so long as the Executive submits such costs for approval in advance of incurring the costs, and in accordance with the Company’s usual procedures for documentation and reimbursement of business expenses. In the event that the Executive is unable to sell such principal residence, UIL will arrange for a third party to sell the same, using independent appraisals to benchmark the selling price. UIL will also reimburse the Executive for coach airfare, meals, and hotel expenses reasonably incurred for up to two house hunting visits to New Haven for the Executive and his spouse. UIL will also pay for up to two months of temporary housing in the New Haven area at a mutually agreed upon location.

In the event that the Executive either voluntarily terminates employment with the Company within three (3) years from the date first written above, or is terminated by the Company for Cause (as defined in paragraph 5(b) of this Agreement, the Executive must repay to the Company all costs incurred or reimbursed by the Company under this Section 4(h), except that each completed year of employment shall reduce the payback amount by one-third.

(5) TERMINATION

(a) Death or Disability. The Executive's employment hereunder shall terminate upon the Executive's death or termination due to disability (as described in Section 6(a) of this Agreement).

(b) Termination by Company for Cause. The Company may at any time by written notice to the Executive terminate the Executive’s employment for Cause in accordance with the following provisions:

(i) Termination for Cause Prior to a Change in Control. Prior to the date of a Change in Control, the Company shall be deemed to have “Cause” to terminate the Executive’s employment hereunder only upon the Executive’s:

(1) failure to comply with any material term of this Agreement, or to perform and discharge the duties or obligations of the Executive’s office, or such other duties as may from time to time be assigned to the Executive by, or at the direction of, the UIL Board, faithfully, diligently, and competently, in the opinion of a majority of the members of the UIL Board, unless any such failure is cured in all material respects to the reasonable satisfaction of the UIL Board within sixty (60) days after the Executive receives written notice of such failure; or

(2) failure to devote substantially all of his working time and efforts to the business and affairs of the Company unless any such failure is cured in all material respects to the reasonable satisfaction of the UIL Board within sixty (60) days after the Executive receives written notice of such failure; or

(3) misconduct that is demonstrably injurious to the interests of the Company or its Affiliates (as that term is defined in Section 9, unless such misconduct is rectified in all material respects to the reasonable satisfaction of the UIL Board within thirty (30) days after the Executive receives written notice of such misconduct; or

(4) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude.

(ii) Termination for Cause After a Change in Control. During the period that commences on a Change in Control and for twenty-four (24) months thereafter (the “Change in Control Protective Period”), and subject to the same notice and cure provisions specified above, the Company (or its successor or other entity employing the Executive following such Change in Control) shall be deemed to have Cause to terminate the Executive’s employment hereunder only upon the Executive’s:

(1) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude; or

(2) misconduct that is demonstrably injurious to the interests of the Company or its Affiliates; or

(3) willful failure of the Executive to substantially perform his duties (other than by reason of incapacity due to physical or mental illness or injury).

(c)  Termination by Company without Cause. The Company may terminate the Executive’s employment at any time, without cause, upon ninety (90) days prior written notice to the Executive.

(d)  Termination by Executive.

(i)  If the Executive is not in default of any of the Executive’s obligations under Sections (2), (9), (10), or (11) hereof, the Executive may terminate employment hereunder upon at least thirty (30) days’ prior notice, for failure of the Company to observe and perform one or more of its obligations under Sections (2), (3) and/or (4) hereof, which failure the Company fails to remedy within such notice period (a “Breach by the Company”).

(ii)  If the Executive is not in default of any of the Executive’s obligations under Sections (2), (9), (10), or (11) hereof, the Executive may terminate employment hereunder in the absence of a Breach by the Company, effective upon at least ninety (90) days prior written notice.

(e)  Date of Termination. For purposes of this Agreement, the “Date of Termination” is defined as (i) the Executive’s date of death, in the event of his death; or the date of his termination due to disability, in the case of disability, or (ii) the date specified in the notice of termination, in the case of the Executive’s termination pursuant to Sections (5)(b), (5)(c), 5(d) hereof.

(6) CONSEQUENCES OF TERMINATION OR NON-RENEWAL.

(a) Termination on Death or Disability or Retirement; or by the Executive in the Absence of a Breach by the Company upon Adequate Notice.  If the Executive’s employment terminates by reason of the Executive’s death, his total or partial physical or mental disability such that the Executive becomes entitled to long-term disability benefits under the Company’s long-term disability plan, or if the Executive retires on or after reaching age 55 and completing ten years of service, or terminates employment hereunder in the absence of a Breach by the Company upon ninety (90) days prior written notice, the Company shall pay to the Executive or, in the event of death or disability, the Executive’s personal representative and/or spouse:

(i) the Executive’s Base Salary earned but unpaid as of the Date of Termination, and Accrued Incentive Compensation (as defined in Section 4(b)) earned, but unpaid as of the Date of Termination;

(ii) Stub-Period Incentive Compensation (as defined in Section 4(b)) earned, but unpaid, as of the Date of Termination, but only in the case of the Executive’s death, termination due to disability or retirement (as hereinbefore defined), and not in case of his voluntary termination other than on account of such retirement; plus

(iii) any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays), (4)(g) and 4(b)(ii) (payment of restricted stock, to the extent then vested), and 4(h) (reimbursement of relocation expenses, to the extent then owed and unreimbursed); plus

(iv) any benefits or amounts payable, on account of the Executive’s (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any elective deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements.

Pending a determination that the Executive is entitled to long-term disability benefits, the Executive’s short-term disability benefits shall be extended, as necessary at 50% of Base Salary, if his length of employment with the Company is of such short duration that his short term disability benefits would otherwise expire before his entitlement to long-term disability benefits is determined.

Upon payment of these amounts, the Company shall have no further obligation to the Executive, the Executive’s personal representative and/or spouse under this Agreement or on account of, or arising out of, the termination of the Executive’s employment.

In the event that the Executive voluntarily terminates employment during the first three (3) years of his employment with the Company, he shall be obligated to repay that portion of relocation assistance provided to him as determined in accordance with the last paragraph of Section 4(h) of this Agreement.

(b) Upon Termination for Cause; or by the Executive on fewer than 90 days notice. If the Company terminates the Executive’s employment for Cause, or the Executive terminates employment hereunder in the absence of a Breach by the Company and upon fewer than ninety (90) days prior written notice, the Company shall pay to the Executive:

(i) the Executive’s Base Salary earned, but unpaid, as of the Date of Termination; plus

(ii) any amounts payable pursuant to Sections (4)(d), (4)(e), 4(f) and (4)(g) and 4(b)(ii) (payment of restricted stock, to the extent then vested), and 4(h) (reimbursement of relocation expenses, to the extent then owed and unreimbursed) hereof, and

(iii) any benefits or amounts payable under any elective non-qualified deferred compensation plan in which the Executive had been a participant,

whereupon the Company shall have no further obligation to the Executive under this Agreement or on account of, or arising out of, the termination of the Executive’s employment.

In the event that the Executive voluntarily terminates employment during the first three (3) years of his employment with the Company, or is terminated by the Company for “Cause”, he shall be obligated to repay that portion of relocation assistance provided to him as determined in accordance with the last paragraph of Section 4(h) of this Agreement.

(c) Upon Termination Without Cause, or Upon Breach by the Company, not on account of a Change in Control. If the Company terminates the Executive's employment hereunder without Cause, or if the Executive terminates the Executive's employment hereunder on account of a Breach by the Company, and in either case the termination is not upon a Change in Control or within the Change in Control Protective Period, the Company shall pay or provide (as applicable) to the Executive, the following:

(i) the Executive’s Base Salary earned but unpaid as of the Date of Termination, Accrued Incentive Compensation (as defined in Section 4(b)) earned, but unpaid as of the Date of Termination and Stub-Period Incentive Compensation earned, but unpaid, as of the Date of Termination; plus

(ii) any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays),

(4)(g) and 4(b)(ii) (payment of restricted stock, to the extent then vested), and 4(h) (reimbursement of relocation expenses, to the extent then owed and unreimbursed); plus

(iii) any benefits or amounts payable, on account of the Executive’s (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any elective deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements; plus

(iv) lump sum severance, payable on the first day of the seventh (7th) month following the Executive’s termination of service, equal to one (1) times the sum of:

(1) the Executive’s annual Base Salary rate in effect immediately prior to the Executive’s Date of Termination, as determined by the UIL Board’s most recent review of salary rates pursuant to Section 4(a); and

(2) the short-term annual incentive compensation payment to which the Executive would be entitled, calculated as if he had been employed by the Company on the last day of the year of his Termination, and as if both personal goals and Company goals had been achieved ‘at target’ without pro-ration for the fact that the Executive was employed only a portion of such year.

(v) for the period ending on the first anniversary of the date of the Executive’s Date of Termination, continued participation in the medical and dental plan(s) in which he was a participant as of his Date of Termination on the same basis as if he remained an active employee, provided that such participation is possible under the terms and provisions of such plans and programs and applicable law. Such period of continued participation shall run concurrently with, and reduce day- for-day, any obligation that the Company or any Affiliate would have to provide “COBRA” continuation coverage with respect to the Executive’s termination of employment. If the Executive’s participation in any such plan or program is barred as a result of the Executive’s termination, the Company shall arrange to provide the Executive with benefits substantially similar on an after-tax basis to those that the Executive would have been entitled to receive under such plan or program, provided that with respect to any benefit to be provided on an insured basis, the value of such coverage shall be based on the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits.

(d) Upon Non-renewal of Agreement at end of Term. If the Executive’s employment hereunder is terminated due to non-renewal of this Agreement, the Company shall pay or provide (as applicable) to the Executive, the following:

(i) the Executive’s Base Salary earned but unpaid as of the Date of Termination, Accrued Incentive Compensation (as defined in Section 4(b)) earned, but unpaid as of the Date of Termination and Stub-Period Incentive Compensation earned, but unpaid, as of the Date of Termination; plus

(ii) any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays), (4)(g) and 4(b)(ii) (payment of restricted stock, to the extent then vested), and 4(h) (reimbursement of relocation expenses, to the extent then owed and unreimbursed)); plus

(iii) any benefits or amounts payable, on account of the Executive’s (A) exercise of his then exercisable rights under any long-term incentive compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service; plus

(iv) lump sum severance equal to six (6) months of the Executive’s annual Base Salary rate in effect immediately prior to the Executive’s Date of Termination, which amount shall be payable as of the first day of the seventh (7th) month following the Executive’s termination of service.

(e) Timing of Payment. Any cash amount that is due and owing to the Executive upon his termination of service pursuant to Section 6 or Section 7 will be paid as soon as administratively feasible following the effective date (including any revocation period) of the Release provided for in Section 6(f); provided, however, that (i) any Stub-Period Incentive Compensation shall be calculated following the close of the calendar year to which such incentive relates in accordance with the terms of the applicable plan, and shall be paid at the same time as such incentives are payable to other executives, but in no event later than March 15 of the year following the end of the calendar year to which such incentive relates, (ii) any long-term incentive compensation shall be paid by March 15 of the calendar year following the end of the performance period to which such compensation relates, (iii) any severance payment (or other payment subject to Section 409A of the Internal Revenue Code) shall be paid as of the first day of the seventh (7th) month following the Date of Termination; and (iv) any elective deferred compensation shall be paid in accordance with the terms of the deferred compensation plan, subject to the requirements under Section 409A of the Internal Revenue Code for a six month delay in the case of distributions to ‘key’ employees.

(f) Release. All payments and obligations of the Company under Section (6) and (7)  shall be conditioned upon the execution and delivery by Executive to the Company of a full and effective release by Executive of any liability by the Company to Executive in form and substance reasonably satisfactory to the Company.

(7) CHANGE IN CONTROL

(a)  If on, or within twenty-four (24) months following, a Change in Control, the Company (or its successor or other entity employing the Executive following such Change in Control) either terminates the Executive's employment hereunder without Cause or fails to renew this Agreement on substantially identical terms, or if the Executive terminates the Executive's employment on account of a Constructive Termination (as defined in the UIL CIC Plan II), then the Executive shall be entitled to the following:

(i) the Executive’s Base Salary earned but unpaid as of the Date of Termination, Accrued Incentive Compensation (as defined in Section 4(b)) earned, but unpaid as of the Date of Termination and Stub-Period Incentive Compensation earned, but unpaid, as of the Date of Termination; plus

(ii) any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays), (4)(g) and 4(b)(ii) (payment of restricted stock, to the extent then vested), and 4(h) (reimbursement of relocation expenses, to the extent then owed and unreimbursed); plus

(iii) any benefits or amounts payable, on account of the Executive’s (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements; plus

(iv) those payments, and benefits, if any, to which the Executive is entitled by reason of having been designated a Participant in the UIL CIC Plan II, as described in Section 4(c) of this Agreement. The severance payments, and other benefit provisions under such Plan (the “Total UIL CIC Plan Package”) shall be controlling and shall supplant the payments and benefits to which the Executive would be entitled assuming the Executive were terminated without Cause pursuant to the terms of this Agreement, including without limitation any severance benefits, short-term incentive compensation and other compensation and benefits (other than long term incentive compensation) under this Agreement (the “Employment Agreement Termination Package”); expressly provided, however, that in the event that the Employment Agreement Termination Package exceeds the value of the Total UIL CIC Plan II Package, then the Executive shall be entitled to select one or the other Package, but shall not be entitled to both, and shall not be entitled to select among compensation elements in each Package.
(b) For purposes of this Agreement, Change in Control shall mean “Change in Control” as defined with respect to the Company employing the Executive in the UIL CIC Plan II, as amended from time to time.

(c) Payment of benefits under this Section 7 shall be subject to, and conditioned upon, the provisions of Section 6(e) and (f) hereof.

(8) GROSS UP FOR EXCISE TAX.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment made and benefits provided by the Company to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended (the “Code”) or any successor provision (the “Excise Tax”), the Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax, and any federal, state and local income and employment tax (including any Excise Tax imposed upon the Gross-Up Payment itself) shall be equal to the total amount of all payments and benefits to which the Executive would be entitled pursuant to this Agreement absent the Excise Tax, but net of all applicable federal, state and local taxes. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of state and local taxes.

(b) The Gross-Up Payment, if any, shall be paid to the Executive or, at the discretion of the Company, directly to governmental authorities through tax withholding on the Executive’s behalf, as soon as practicable following the payment of the excess parachute payment, but in any event not later than 30 business days immediately following such payment; provided that any Gross-up Payment under this Section 8, including Section 8(d) shall be conditioned upon the Executive providing the release called for in Section 6(f) and complying with the confidentiality and non-compete provisions of this Agreement.

(c) Subject to the provisions of Section 8(d), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel appointed by the Company (the "Tax Counsel"), which shall provide its determinations and any supporting calculations both to the Company and Executive within 10 business days of having made such determination. The Tax Counsel shall consult with the Company’s benefit consultants and counsel in determining which payments to, or for the benefit of, the Executive are to be deemed to be ‘parachute payments’ within the meaning of Section 280G(b)(2) of the Code. Any such determination by the Tax Counsel shall be final and binding upon the Company and Executive. All fees and expenses of the Tax Counsel (and, if applicable benefits consultants or other counsel) shall be borne solely by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Counsel hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made ("Underpayment"). In the event that it is ultimately determined in accordance with the procedures set forth in Section 8(d) that the Executive is required to make a payment of Excise Tax, the Tax Counsel shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(d) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of any, or any additional, Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the

Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim;

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(3) cooperate with the Company in good faith in order to contest such claim effectively; and

(4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(d), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(9) CONFIDENTIAL INFORMATION

The Executive recognizes that the Executive’s employment by the Company is one of highest trust and confidence by reason of his access to certain trade secrets, confidential business practices, and proprietary information concerning the Company or any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company (an “Affiliate”), including, without limitation, the Company’s methods of doing business, marketing and strategic business plans, employees’ compensation and contract terms, customer lists and customer characteristics (collectively referred to as “Proprietary Information”). The Executive agrees and covenants to exercise utmost diligence to protect and safeguard the trade secrets, confidential business practices and Proprietary Information concerning the Company and any Affiliate. The Executive further agrees and covenants that, except with the prior written consent of the Company, he will not, either during the Term hereof or thereafter, directly or indirectly, use for his own benefit or for the benefit of any other person or organization, or disclose, disseminate or distribute to any other person or organization, any of the Proprietary Information (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with another), unless and until such Proprietary Information has become a matter of public knowledge through no action or fault of the Executive or unless otherwise required by court order to comply with legal process. All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by the Executive during the Term hereof arising out of, in connection with, or related to any activity or business of the Company are and shall continue to be the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned and delivered to the Company by the Executive immediately, when he ceases to be employed by the Company, or at any other time upon the Company’s demand.

(10) NON-COMPETITION.

The Executive agrees and covenants that, during the Term of this Agreement and for a period of twelve (12) months following the month during which the Executive ceases to be employed by the Company and its Affiliates (the “time in question”), the Executive will not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise:

(a) become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management or ownership of, a Competitor; or

(b) directly or indirectly divert or attempt to divert from the Company or any Affiliate any business in which the Company or any Affiliate has been actively engaged during the Term hereof, or in any way interfere with the relationships that the Corporation or any Affiliate has with its sources of supply or customers; or

(c) directly or indirectly interfere or attempt to interfere with the relationship between the Company or any Affiliate and any of such entity’s employees;

unless the Company has granted prior written approval which may be withheld for any reason.

For purposes of this Section “Competitor” means any person or entity (a ‘business’) that sells goods or services that are directly competitive with those goods or services sold or provided by the Company or any Affiliate, in a geographic area in which the Company or Affiliate is doing business and such Competitor is also doing business at the time in question, and such goods or services were being sold or provided at the Date of Termination, and, for the Company’s most recently completed fiscal year ending with, or immediately prior to, the Date of Termination, contributed more than 10% of the revenue of the Company and its Affiliates. Notwithstanding anything to the contrary in this Section, a business shall not be deemed to be a Competitor with the Company if the Executive is employed by, or otherwise associated with such business, and that business has a unit that is in competition with the Company or an Affiliate, but the Executive does not have direct or indirect responsibilities for the services or goods involved in the competition.

Nothing in this Section shall be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of any entity that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither the Executive, nor any group of persons including the Executive, in any way, directly or indirectly, manages or exercises control of such entity, guarantees any of its financial obligations, or otherwise takes any part in its business, other than through exercising the Executive’s rights as a shareholder.

For purposes of this Section “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

As used in Sections 9-11, the term the “Company” shall mean UIL Holdings Corporation, and any successor to, or acquirer of, the business or assets of the Company.

(11) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND DISCOVERIES.

(a) Disclosure of Inventions. The Executive agrees to make prompt and complete disclosure to the Company of all inventions and discoveries made or conceived by him, alone or with others, while this Agreement is in effect, or within a reasonable time thereafter, which arise out of or relate to the services rendered pursuant to this Agreement. The Executive also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by him, alone or with others, during the course of performing the services pursuant to this Agreement, and the Executive agrees to furnish the Company, upon request, all such records.

(b) Assignment of Inventions and Discoveries. The Executive also agrees that he will assign to the Company all inventions and discoveries made by him which arise out of and pertain to the services rendered pursuant to this Agreement, together with all domestic and foreign patents as may be obtained on these inventions and discoveries. The Executive further agrees that, upon request of the Company, he will execute all necessary papers and cooperate in the fullest degree with the Company in securing, maintaining and enforcing any such patents which arise out of his services under this Agreement. It is understood, however, that these obligations undertaken by Executive will be at no expense to him.

(12) MISCELLANEOUS.

   (a) Equitable Remedies. The Executive acknowledges that the restrictions provided for in Sections (9) through (11) are reasonable and necessary in order to protect the legitimate interests of the Company and its Affiliates, and that any violation thereof would result in serious damage and irreparable injury to the Company and its Affiliates. Further, the Executive acknowledges that the services to be rendered by him are of such unique and extraordinary nature, and the resulting injury to the Company from a breach of Sections (9) through (11), inclusive, by the Executive would be of such a nature, that an action at law for the collection of damages would not provide adequate relief to the Company for the enforcement of its rights in the event of an actual or threatened violation by the Executive of his commitments and obligations under Sections (9) through (11). The Executive agrees that upon the actual or threatened breach or violation of any of the commitments under Section (9) through (11), the Company shall be entitled to both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Executive, to restrain him from committing any violation of any such commitments and obligations.

(b) Effect Of Breach. All payments and other benefits payable but not yet distributed to Executive under Sections (6), (7) or (8) shall be forfeited and discontinued in the event that the Executive violates Sections (9) through (11) of this Agreement, or willfully engages in conduct which is materially injurious to the Company, monetarily or otherwise, all as determined in the sole discretion of the Company.

(c) Successors; Binding Agreement; Assignment.

(i) The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Company fails to obtain such agreement prior to the effective date of any such succession, the Executive may terminate his employment within thirty (30) days of such succession and treat such termination as a Breach by the Company and termination without cause on account of a Change in Control entitling the Executive to payments and benefits under

Section 7 of this Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(ii) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. Any attempted assignment of this Agreement by the Executive shall be void and of no force or effect. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

As used in this Section, the term the “Company” shall include The United Illuminating Company, UIL Holdings Corporation, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (12)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d)  Notices. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, to the Secretary of the Company at 157 Church Street, New Haven, Connecticut 06506, or, in the case of the Executive, to the Executive at his residence, or to such other address as either party shall designate by giving written notice of such change to the other party.

(e) Waiver; Amendment. Except to the extent that the CEDC possesses the power to modify or amend this Agreement pursuant to its charter, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the UIL Board and agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A.

(f)  Governing Law; Severability. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. The validity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties agree that such provisions shall be legally enforceable to the extent permitted by applicable law, and that any court of competent jurisdiction shall so enforce such provision, or shall have the authority hereunder to modify it to make it enforceable to the greatest extent permitted by law.

(g) No Conflict. The Executive hereby represents and warrants to the Company that neither the execution nor the delivery of this Agreement, nor the employment of the Executive by the Company will result in the breach of any agreement to which the Executive is a party.

(h) Survival. The provisions of this Agreement shall not survive the termination of this Agreement or of the Executive’s employment hereunder, except that the provisions of Sections (6) through (12) hereof shall survive such termination and shall be binding upon the Executive, the Executive’s personal representative and/or spouse, the Company, and the Company’s successors and assigns.

(i) Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UIL HOLDINGS CORPORATION

Attest:

/s/Angel A. Bruno	By:	/s/Nathaniel D. Woodson
Angel A. Bruno		Nathaniel D. Woodson, Chairman and Chief
Executive Officer
1.10.06

/s/Richard Doying	/s/James P. Torgerson
Richard Doying	James P. Torgerson